EXHIBIT 99.1
PHI, Inc. Announces Issuance of Shares to Cover Over-Allotments
LAFAYETTE, LA.—(BUSINESS WIRE)—May 1, 2006—PHI, Inc. (“PHI”) (Nasdaq:PHII) (Nasdaq:PHIIK) announced today the issuance and sale of an additional 578,680 shares of its non-voting common stock to cover over-allotments relating to its recent offering of 4,287,920 shares of non-voting common stock on April 12, 2006. The additional shares were sold at the public offering price of $35.00 per share pursuant to the exercise, in part, of the over-allotment option granted to the underwriters. Net proceeds to PHI from the exercise of the over-allotment option totaled approximately $19 million, bringing PHI’s total net proceeds from the offering to approximately $160 million, net of expenses. PHI intends to use substantially all of the net proceeds of this offering to expand its aircraft fleet.
UBS Securities LLC is the sole book-running manager for the offering. Howard Weil Incorporated is acting as co-manager for the offering.
A copy of the prospectus supplement and related base prospectus relating to this offering may be obtained from UBS Securities LLC, Attn: Prospectus Department, 25th Floor, 299 Park Avenue, New York, New York, 10019, Phone: (212) 821-3884, or from any of the other underwriters.
This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus supplement and related base prospectus.
Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, the stability of the capital markets, and other factors and uncertainties inherent in providing helicopter transportation and related services discussed in the prospectus supplement and in PHI’s other filings with the Securities and Exchange Commission. PHI disclaims any obligation to update publicly its forward-looking statements, whether as a result of new information, future events or otherwise.
PHI provides helicopter transportation and related services to customers in the oil and gas industry and for air medical programs. PHI’s non-voting common stock and voting common stock are traded on The Nasdaq National Market System.
CONTACTS

PHI, Inc., Lafayette
Michael J. McCann, 337-235-2452